Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

CreditRiskMonitor Announces Appointment of Madhav Kale as Chief Technology Officer

TARRYTOWN, NY—September 23, 2025—CreditRiskMonitor.com, Inc. (OTCQX: CRMZ) today announced that its Board of Directors has appointed Madhav Kale as its Chief Technology Officer, effective September 18, 2025.

“We are happy to have Madhav join us as CTO and are really excited about the experience and ideas he brings to the table. As an AI enthusiast with deep technical expertise, Madhav will be a big contributor as we apply technology and AI to more of our business and products generally,” said Mike Flum, CEO. “Madhav’s background in fintech, cybersecurity, and SaaS along with his experience using deep learning architectures to solve problems aligns directly with our client’s needs in better assessing financial risk of business counterparties. His entrepreneurial mindset and focus on culture have also been refreshing. He will be a great addition to the Company and C-Suite. We also want to thank Michael Clark for doing great work while acting as Interim CTO since November of last year. Michael has been a huge contributor at CreditRiskMonitor for over 20 years, and we are happy to have him continue on as SVP, Engineering under Madhav.”

Mr. Kale shared his thoughts on the business "I am excited to join CreditRiskMonitor at such a pivotal time. Our clients rely on us for critical financial risk scores and signals, and with AI we can now turn vast amounts of data into sharper, more actionable insights than ever before. At the same time, CreditRiskMonitor’s deep data assets and long-standing client relationships create a foundation for building new solutions that extend our leadership in credit and supply chain risk management. This kind of transformation benefits clients and strengthens the Company overall as we deliver greater value at scale."

Madhav Kale Background

Madhav Kale joined CreditRiskMonitor as Chief Technology Officer in September 2025. Mr. Kale brings more than three decades of experience in fintech, cybersecurity, industrial IoT, and SaaS, having contributed to several early-stage startups as well as held senior leadership roles at large enterprise companies. Prior to joining the Company, Mr. Kale was Executive Vice President & CTO at Carixa, where he spearheaded the transformation of accounts receivable automation into an AI-powered SaaS platform. Between 2018 and 2020, he served as CTO of WellAware, an IoT growth-stage company supporting industrial monitoring and automation. Between 2008 and 2015, he was CEO & Founder of Zebra Digital Assets, a start-up focused on secure document exchange and collaboration. In his earlier career, Mr. Kale held senior architecture roles at Sungard, Fidelity Investments, and Systems International, as well as serving as the founding CTO of UserTrust Certificate Authority (later acquired by Comodo). He holds a Bachelor of Engineering degree in Computer Science from the University of Pune.

Overview

CreditRiskMonitor.com, Inc. (creditriskmonitor.com) sells a suite of web-based, SaaS subscription products providing access to comprehensive commercial credit reports, bankruptcy risk analytics, financial and payment information, and curated news on public and private companies worldwide. Our primary SaaS subscription products for analyzing commercial financial risk are CreditRiskMonitor® and SupplyChainMonitor™. These products help corporate credit and procurement professionals stay ahead of and manage financial risk more quickly, accurately, and cost-effectively. Our subscribers include nearly 40% of the Fortune 1000 and well over a thousand other large corporations worldwide.

To help subscribers prioritize and monitor counterparty financial risk, our SaaS platforms offer the proprietary FRISK® and PAYCE® scores, the well-known Altman Z”-score, agency ratings from key Nationally Recognized Statistical Rating Organizations (“NRSROs”), curated news, and detailed financial spreads & ratios. Our FRISK® and PAYCE® scores are financial distress classification models that measure a business’s probability of bankruptcy within a year. The FRISK® score also includes a risk signal based on the aggregate research behaviors of our subscribers, who control counterparty access to trade credit at some of the most sophisticated companies in the world. The inclusion of this risk signal boosts the overall accuracy of this bankruptcy analytic by lowering the false positive rate for the riskiest corporations.

Through its Trade Contributor Program, the Company receives monthly confidential accounts receivables data from hundreds of subscribers and non-subscribers, which it parses, processes, aggregates, and reports to summarize the invoice payment behavior of B2B counterparties without disclosing the specific contributors of this information. The size of the Trade Contributor Program's current annualized trade credit transaction data is approximately $3 trillion.

Safe Harbor Statement

Certain statements in this press release, including statements prefaced by the words “anticipates”, “estimates”, “believes”, “expects” or words of similar meaning, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, risks associated with the COVID-19 pandemic and those risks, uncertainties and factors referenced from time to time as “risk factors” or otherwise in the Company’s Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.

CONTACT:
CreditRiskMonitor.com, Inc.
Mike Flum, Chief Executive Officer
(845) 230-3037
ir@creditriskmonitor.com